Exhibit 99.1

Off The Hook YS Inc. Reports First Quarter 2026 Financial and Operating Results

First quarter 2026 revenue increased 9.6% year over year to $29.8 million

Increased 2026 revenue guidance to $165–$170 million

Wilmington, NC, May 14, 2026 (GLOBE NEWSWIRE)—Off The Hook YS Inc. (NYSE American: “OTH”, or “Off the Hook Yachts”), a vertically integrated marine marketplace and the largest buyer and seller of used boats in the nation, today announced financial results for the quarter ended March 31, 2026. The Company will host a live conference call today at 4:30 P.M. Eastern Time.

“We achieved record revenue of $29.8 million, expanded our national broker network, and continued to build out the infrastructure that we believe positions the Company for continued double-digit growth. Our vertically integrated model—combining brokerage, wholesale inventory acquisition, financing through Azure Funding, and our growing premier brokerage division—continues to differentiate Off the Hook Yachts in the marine industry,” said Brian John, Chief Executive Officer of Off The Hook Yachts.

“Despite what is normally a seasonably slow first quarter, we achieved record results, growing monthly revenue that has continued into the second quarter. We believe Off the Hook is well-positioned to continue accelerating growth in 2026. Early second quarter trends have been encouraging and based on current expectations we are raising our guidance for the full year. We will also continue our focus on building one of the leading platforms in the recreational marine market” added Mr. John.

“This morning we announced the completion of the Apex Marine acquisition which strengthens our position in South Florida and adds important operating infrastructure to support our storage, service, and resale strategy. Apex gives us a physical hub in one of our most active markets, with the potential to reduce outsourced service costs, improve turn times and support higher transaction volumes as we continue scaling the platform. We believe the future of this industry requires both technology and infrastructure, and Apex is an important investment in that combined model” concluded Mr. John.

2026 First Quarter Highlights

●	Revenue increased 9.6% to $29.8 million compared to $27.2 million during the first quarter of 2025
●	Pre-owned boat sales increased 31.8% compared to the first quarter of 2025
●	Sold 127 boats during the first quarter, representing a first quarter record for the Company
●	Gross profit increased 18.5% to $3.2 million compared to $2.7 million in the first quarter of 2025
●	Expanded the Company’s broker network by 30 brokers during the quarter

Completion of Apex Marine Acquisition

On May 13, 2026, Off The Hook completed its previously announced acquisition of Apex Marine Sales, LLC, Apex Marine Stuart LLC, Apex Marine, LLC and Apex Marine Sales Brokerage, LLC, collectively referred to as Apex Marine. Located in South Florida, Apex Marine expands the Company’s physical infrastructure in one of its most active markets and is expected to support Off The Hook’s storage, service, brokerage and pre-owned boat resale operations.

The acquisition is an important component of the Company’s strategy to combine technology-enabled boat transactions with the operational infrastructure needed to support a national marine marketplace. Off The Hook expects Apex Marine to provide additional capacity to store, service and position boats for resale, while reducing reliance on certain outsourced services and supporting improved inventory turns as transaction volumes increase.

The acquisition consideration consisted of cash, common stock and seller financing, as described in the Company’s Current Report on Form 8-K filed with the SEC.

2026 Full Year Guidance

For full year 2026, the Company expects revenue between $165 million and $170 million compared to prior guidance of $155 million to $160 million.

First Quarter 2026 Financial Discussion

For the quarter ended March 31, 2026, revenue increased 9.6% to $29.8 million compared to $27.2 million in the first quarter of 2025. The increase was primarily driven by increased inventory availability and sales activity, supported by an expansion of the Company’s floorplan financing facility. Further, the addition of brokers for Off the Hook and our new premier brokerage division, Autograph Yacht Group, contributed to our revenue growth. These two moves allowed us to increase the number of boats sold compared to the first quarter of 2025.

New boat sales decreased by $4.2 million, or 76.4%, to $1.3 million for the three months ended March 31, 2026, from $5.5 million for the three months ended March 31, 2025. For the three months ended March 31, 2026, we sold 3 new units compared to approximately 7 units for the three months ended March 31, 2025, a decrease partially attributable to decreased marketing efforts and a slowdown in the new boat market.

Pre-owned boat sales increased by $6.7 million, or 31.8%, to $27.8 million for the three months ended March 31, 2026, from $21.1 million for the three months ended March 31, 2025. For the three months ended March 31, 2026, pre-owned boat unit sales increased 55.0%, to 124 pre-owned boats, compared to 80 pre-owned units for the same period of 2025. Average price per pre-owned boat sale transaction was approximately $224,000 (124 units) for the three months ended March 31, 2026, and $263,000 (80 units) for the three months ended March 31, 2025. We sell a wide range of brands and sizes of pre-owned boats under different types of sales arrangements (e.g., trade-ins, brokerage and consignment), which causes periodic and seasonal fluctuations in the average sales price.

Finance Income – Azure

Revenue from arranging financing products, including financing, insurance and extended warranty contracts, to customers through various third-party financial institutions and insurance companies decreased by approximately $0.3 million, or approximately 50.0%, to $0.3 million for the three months ended March 31, 2026, from $0.6 million for the three months ended March 31, 2025. This decrease can be attributed to fluctuations in our customer mix, with more high-end buyers using cash to purchase, compared to entry-level and lower ticket customers who typically are more finance dependent.

Gross Profit

Gross profit increased by $0.5 million, or 18.3%, to $3.2 million for the three months ended March 31, 2026, compared to $2.7 million for the three months ended March 31, 2025. Our gross margin of 10.7% increased modestly from 9.9% or 81 basis points. The increase was primarily driven by higher gross profit from pre-owned boat sales and an increase in brokerage transactions, which generally carry higher margin profiles due to lower direct costs. These increases were partially offset by a decline in gross profit from new boat sales, reflecting margin compression and pricing pressures in that segment.

New boat gross profit decreased by $0.2 million, to $0.01 million for the three months ended March 31, 2026, compared to $0.3 million for the three months ended March 31, 2025. Overall gross margins on new boat sales declined due to increased price sensitivity among consumers and broader industry-wide margin compression. New boat gross profit as a percentage of new boat revenue was 1.1% for the three months ended March 31, 2026, compared to 4.5% for the three months ended March 31, 2025. The decline in margin percentage reflects both the shift in market conditions and our strategic decision to accelerate inventory turnover in response to slowing demand.

Pre-owned boat gross profit increased by $0.6 million, or 30.0%, to $2.6 million for the three months ended March 31, 2026, compared to $2.0 million for the three months ended March 31, 2025. This modest increase occurred despite downward pressure on pricing and the desire to move certain inventory at reduced margins to maintain turnover and liquidity.

Pre-owned boat gross margin as a percentage of pre-owned boat revenue was 9.4% for the three months ended March 31, 2026, compared to 9.6% for the same period of 2025. We sell a diverse mix of pre-owned boats across various price points, brands, and sales channels, including trade-ins, consignment, wholesale, and brokerage, which naturally contributes to fluctuations in gross profit margins due to varying transaction structures and sales dynamics.

Finance gross profit decreased by $0.1 million, to $0.2 million for the three months ended March 31, 2026, from $0.3 million for the three months ended March 31, 2025. Finance income is fee-based revenue for which we do not recognize incremental expenses.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses consist primarily of lease expense, insurance, utilities, and other customary operating expenses. SG&A increased $0.9 million, or 205.1%, to $1.3 million for the three months ended March 31, 2026, compared to $0.4 million for the three months ended March 31, 2025. The increase was primarily attributable to the cost of additional leases executed in 2025, higher indirect marketing expenses associated with our attendance at two boat shows during the quarter, and higher insurance costs related to increased inventory levels under floorplan financing arrangements, each in line with the Company’s planned business expansion for 2026.

Salaries and Wages

Salaries and wages expense increased $2.2 million or 244.4%, to $3.1 million for the three months ended March 31, 2026, compared to $0.9 million for the three months ended March 31, 2025. Leading into and following our initial public offering, salaries and wages increased as we aligned our compensation with public-company market benchmarks, and enhanced retention packages to ensure we can attract, motivate, and retain the talent required to deliver long-term shareholder value. Further, the Company issued stock-based compensation to employees after the initial public offering which had a value of $1.8 million for the three months ended March 31, 2026. These equity awards have several vesting conditions including service based and performance-based requirements and vest between one and five years.

Conference Call and Webcast

The Company will host an earnings conference call today, May 14, 2026, at 4:30 P.M. Eastern Time. To participate by telephone, please dial (800) 715-9871 (domestic), or (646) 307-1963 (international). The conference passcode is 5863262.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at https://investor.offthehookyachts.com using the conference passcode 5863262. An online replay of the webcast will be available for a limited time immediately following the call.

About Off The Hook Yachts Inc.

Founded in 2012, Off The Hook YS Inc. is a vertically integrated, marine marketplace transforming how boats are bought, sold, and financed across the United States. Leveraging proprietary technology, deep transaction data, and a national acquisition network, the Company increases speed, transparency, and inventory velocity across boat brokerage, wholesale trading, auctions, financing, and marine services, with an integrated ecosystem that includes Autograph Yacht Group, Azure Funding, and proprietary lead-generating platforms. Headquartered in Wilmington, North Carolina, Off The Hook is rapidly expanding its national footprint and market share within the $57 billion U.S. marine industry.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Off The Hook YS Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on our Company website. Forward-looking statements contained in this announcement are made as of this date, and Off The Hook YS Inc. undertakes no duty to update such information except as required under applicable law.

Contacts:

Chad Corbin

Chief Financial Officer (CFO)

chadcorbin@offthehookys.com

Investor Relations

ir@offthehookys.com

OFF THE HOOK YS INC.

Condensed Consolidated Statements of Operations

(Unaudited)

For the Three Months Ended March 31, 2026 and 2025

	For the Three Months Ended March 31,
	2026	2025
Revenues	$29,843,739	$27,238,782
Cost of revenues	26,675,959	24,562,153
Gross Profit	3,167,780	2,676,629

Operating Expenses:
Depreciation and amortization	158,688	36,373
Selling, general and administrative	1,293,775	423,860
Advertising and marketing	590,893	329,046
Professional services	586,200	54,287
Salaries and wages	3,118,362	855,282
Rent expenses	287,855	157,158
Total Operating Expenses	6,035,773	1,856,006

(Loss) Income from Operations	(2,867,993)	820,623

Other Income (Expenses):
Interest expense, net	(529,130)	(545,298)
Other income	92,633	14,449
Total Other Expenses	(436,497)	(530,849)

(Loss) Income Before Income Taxes	(3,304,490)	289,774
Income tax expenses	163,032	-
Net (Loss) Income	$(3,467,522)	$289,774
Basic and Diluted Net (Loss) Income Per Common Share	$(0.14)	$0.01
Basic and diluted weighted average common share outstanding	24,310,667	20,000,000

OFF THE HOOK YS INC.

Condensed Consolidated Balance Sheets

As of March 31, 2026 and December 31, 2025

	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$5,330,457	$12,428,774
Accounts receivable, net	304,194	269,938
Inventory	46,401,570	26,035,844
Prepaid expense	1,033,713	706,256
Other current assets	355,511	434,584
Total Current Assets	53,425,445	39,875,396

Non-Current Assets
Property, plant and equipment, net	3,573,238	823,231
Other receivable	32,121	27,486
Due from related party	58,994	44,623
Right-of-use assets	6,247,247	6,516,415
Goodwill	570,000	570,000
Intangible assets, net	566,975	560,406
Total Non-Current Assets	11,048,575	8,542,161
Total Assets	$64,474,020	$48,417,557

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,508,056	$1,471,198
Accrued liabilities	769,785	790,804
Lease liabilities, current	1,010,473	963,731
Current portion of long-term debt	31,105	32,453
Due to related party	815,088	315,088
Customer deposits	2,054,624	1,210,447
Short-term debt	1,500,000	-
Floor plan notes payable	40,004,232	25,312,694
Other current liabilities	845,140	773,821
Total Current Liabilities	48,538,503	30,870,236

Long-Term Liabilities
Long-term debt, noncurrent	55,966	62,003
Lease liabilities, noncurrent	5,395,207	5,650,165
Total Long-Term Liabilities	5,451,173	5,712,168
Total Liabilities	53,989,676	36,582,404
Stockholders’ Equity
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,320,000 and 24,020,000 shares issued and outstanding as of March 31, 2026, and December 31, 2025, respectively	24,320	24,020
Additional paid-in capital	20,080,980	17,964,567
Common stock payable	350,000	350,000
Accumulated deficit	(9,970,956)	(6,503,434)
Total Stockholders’ Equity	10,484,344	11,835,153
Total Liabilities and Stockholders’ Equity	$64,474,020	$48,417,557

Non-GAAP Financial Information

To supplement OTH’s financial information presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), OTH presents certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

OTH is presenting these non-GAAP financial measures to assist investors in seeing OTH’s operating results through the eyes of management and because OTH believes that these measures provide a useful tool for investors to use in assessing OTH’s operating performance against prior period operating results and against business objectives. OTH uses non-GAAP financial measures to evaluate its operating results and for financial and operational decision-making.

Reconciliations of the non-GAAP financial measures presented to the most directly comparable GAAP financial measures are included in the tables below.

Adjusted EBITDA

The Company defines Adjusted EBITDA as GAAP net income (loss) before interest expense, income taxes, depreciation and amortization, and certain additional adjustments, including stock-based compensation and other non-cash items or other items that management does not consider indicative of ongoing operating performance. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is included in the tables below. The following table presents a reconciliation of Adjusted EBITDA to our net (loss) income, which is the most directly comparable GAAP measure for the periods presented. We believe this information will be useful for investors to facilitate comparisons of our operating performance and identify trends in our business.

	For the Three Months Ended March 31,
Description	2026	2025	Change
Net (loss) income	$(3,467,522)	$289,774	$(3,757,296)
Interest expense – other	13,592	-	13,592
Income tax expenses	163,032	-	163,032
Depreciation and amortization	158,688	36,373	122,315
Stock-based compensation	1,761,613	-	1,761,613
Adjusted EBITDA	$(1,370,597)	$326,147	$(1,696,744)